Exhibit 2.2

TRANSITION SERVICES AGREEMENT

by and between

HONEYWELL INTERNATIONAL INC.

and

ADEMCO INC.

Dated as of October 19, 2018

i

ii

		Page

Section 10.11	Third-Party Beneficiaries	30

Section 10.12	Notices	30

Section 10.13	Severability	30

Section 10.14	Headings	30

Section 10.15	Waivers of Default	30

Section 10.16	Amendments	31

Section 10.17	Interpretation	31

Schedules:

Schedule A	Services to be provided to SpinCo Group

Schedule B	Services to be provided to Honeywell Group

Schedule C	Designated Work Product

Schedule D	Related Services

Schedule E	Service Coordinators

Schedule F	Shared Real Property

Schedule G	IT Agreements

Schedule H	Certain Supplier Agreements

iii

TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of October 19, 2018, by and between HONEYWELL INTERNATIONAL INC., a Delaware corporation (“Honeywell”), and ADEMCO INC., a Delaware corporation (“Homes Subsidiary”).

RECITALS

WHEREAS, in connection with the contemplated Spin-Off of Resideo Technologies, Inc. (“SpinCo”) and concurrently with the execution of this Agreement, Honeywell and SpinCo are entering into a Separation and Distribution Agreement (the “Separation Agreement”);

WHEREAS, Homes Subsidiary is a wholly owned subsidiary of SpinCo;

WHEREAS, each of Honeywell and Homes Subsidiary may provide to the other certain services, as more particularly described in this Agreement, for a limited period of time following the Spin-Off; and

WHEREAS, each of Honeywell and Homes Subsidiary desires to reflect the terms of their agreement with respect to such services.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by this Agreement, Honeywell and Homes Subsidiary, for themselves, their successors and assigns, agree as follows:

ARTICLE I

Definitions

Section 1.01    Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” has the meaning ascribed thereto in the Separation Agreement.

“Agreement” has the meaning ascribed thereto in the preamble.

“Ancillary Agreements” has the meaning ascribed thereto in the Separation Agreement.

“Applicable End Date” means, with respect to each Service, the final date of the Applicable Original Duration with respect to such Service that follows an Applicable Termination Date for such Service.

“Applicable Original Duration” means, with respect to each Service, the duration of the period from the Distribution Date to the Applicable Termination Date with respect to such Service.

“Applicable Termination Date” means, with respect to each Service, the date that is twelve (12) months following the Distribution Date, or such earlier termination date specified with respect to such Service, as applicable, in Schedule A or Schedule B, as applicable.

“Assets” has the meaning ascribed thereto in the Separation Agreement.

“Certain Supplier Agreements” means any contract or agreement of any member of the Honeywell Group with a third party set forth on Schedule H.

“Computer Equipment” has the meaning ascribed thereto in Section 4.04.

“Computer Equipment Leases” has the meaning ascribed thereto in Section 4.04.

“Consents” has the meaning ascribed thereto in the Separation Agreement.

“Cost of Services” means, with respect to each Service, the amount specified with respect to such Service in Schedule A or Schedule B, as applicable, to be paid by a Service Recipient in respect of such Service to the Service Provider of such Service.

“Customer Receipt Payee” has the meaning ascribed thereto in Section 4.03(a).

“Customer Receipt Payment” has the meaning ascribed thereto in Section 4.03(a).

“Customer Receipt Payment Period” has the meaning ascribed thereto in Section 4.03(a).

“Data Transfer Agreement” has the meaning ascribed thereto in the Separation Agreement.

“Designated Work Product” means the work product developed during the term for Service Recipient’s exclusive use as part of the provision of Services hereunder and that are listed or described on Schedule C.

“Dispute” has the meaning ascribed thereto in Section 9.01.

“Dispute Notice” has the meaning ascribed thereto in Section 9.02.

“Distribution” has the meaning ascribed thereto in the Separation Agreement.

“Distribution Date” has the meaning ascribed thereto in the Separation Agreement.

“Force Majeure Event” has the meaning ascribed thereto in Section 10.02.

“Governmental Authority” has the meaning ascribed thereto in the Separation Agreement.

“Group” means either the Honeywell Group or the SpinCo Group, as the context requires.

“Homes Subsidiary” has the meaning ascribed thereto in the preamble.

“Honeywell” has the meaning ascribed thereto in the preamble.

“Honeywell Business” has the meaning ascribed thereto in the Separation Agreement.

“Honeywell Group” has the meaning ascribed thereto in the Separation Agreement.

“Honeywell Indemnitees” has the meaning ascribed thereto in the Separation Agreement.

“Hourly Services” has the meaning ascribed thereto in Section 5.01(b).

“Hourly Services Expenses” has the meaning ascribed thereto in Section 5.01(b).

“Indemnitee” means a Honeywell Indemnitee or a SpinCo Indemnitee, as the context requires.

“Information” has the meaning ascribed thereto in the Separation Agreement.

“Insurance Proceeds” has the meaning ascribed thereto in the Separation Agreement.

“Intended Payee” has the meaning ascribed thereto in Section 4.03(a).

“Interruption” has the meaning ascribed thereto in Section 2.01(j).

“IT Agreements” has the meaning ascribed thereto in Section 4.05.

“Law” has the meaning ascribed thereto in the Separation Agreement.

“Liabilities” has the meaning ascribed thereto in the Separation Agreement.

“Misdirected Customer Payment” has the meaning ascribed thereto in Section 4.03(a).

“Monthly License Fee” has the meaning ascribed thereto in Section 3.03.

“Omitted Services” has the meaning ascribed thereto in Section 2.02(a).

“Other Areas” has the meaning ascribed thereto in Section 3.05.

“Party” means either party hereto, and “Parties” means both parties hereto.

“Person” has the meaning ascribed thereto in the Separation Agreement.

“Personal Data” has the meaning ascribed thereto in the Data Transfer Agreement.

“Processed” has the meaning ascribed thereto in the Data Transfer Agreement.

“Project Work” has the meaning ascribed thereto in Section 2.03.

“Project Work Request” has the meaning ascribed thereto in Section 2.03.

“Related Service” has the meaning ascribed thereto in Section 6.02.

“Resolution Committee” has the meaning ascribed thereto in Section 9.02.

“Separation Agreement” has the meaning ascribed thereto in the recitals.

“Service Coordinator” has the meaning ascribed thereto in Section 2.01(c).

“Service Extension” has the meaning ascribed thereto in Section 6.02.

“Service Provider” means any member of the SpinCo Group or the Honeywell Group, as applicable, in its capacity as the provider of any Services to any member of the Honeywell Group or the SpinCo Group, respectively.

“Service Recipient” means any member of the SpinCo Group or the Honeywell Group, as applicable, in its capacity as the recipient of any Services from any member of the Honeywell Group or the SpinCo Group, respectively.

“Services” means the individual services identified in Schedule A or Schedule B, as applicable.

“Shared Real Property” has the meaning ascribed thereto in Section 3.01.

“Shutdown” has the meaning ascribed thereto in Section 2.01(i).

“Spin-Off” has the meaning ascribed thereto in the Separation Agreement.

“SpinCo” has the meaning ascribed thereto in the preamble.

“SpinCo Business” has the meaning ascribed thereto in the Separation Agreement.

“SpinCo Group” has the meaning ascribed thereto in the Separation Agreement.

“SpinCo Indemnitees” has the meaning ascribed thereto in the Separation Agreement.

“Sub-Contractor” has the meaning ascribed thereto in Section 2.01(e).

“Subsidiary” has the meaning ascribed thereto in the Separation Agreement.

“Taxes” has the meaning ascribed thereto in Section 5.01(d).

“Termination Charges” has the meaning ascribed thereto in Section 6.05(d).

“Third-Party Claim” has the meaning ascribed thereto in the Separation Agreement.

ARTICLE II

Services

Section 2.01    Provision of Services.

(a)    Commencing immediately after the Distribution, Honeywell shall, and shall cause the applicable members of the Honeywell Group to, (i) provide, or otherwise make available, to Homes Subsidiary and the applicable members of the SpinCo Group the Services set forth in Schedule A and (ii) pay, perform, discharge and satisfy, as and when due, its and their respective obligations as Service Recipients under this Agreement, in each case in accordance with the terms of this Agreement.

(b)    Commencing immediately after the Distribution, Homes Subsidiary shall, and shall cause the applicable members of the SpinCo Group to, (i) provide, or otherwise make available, to Honeywell and the applicable members of the Honeywell Group the Services set forth in Schedule B and (ii) pay, perform, discharge and satisfy, as and when due, its and their respective obligations as Service Recipients under this Agreement, in each case in accordance with the terms of this Agreement.

(c)    Each Service Recipient and its respective Service Provider shall cooperate in good faith with each other in connection with the performance of the Services hereunder. Each of Honeywell and Homes Subsidiary agrees to appoint an employee representative (each such representative, a “Service Coordinator”) who will have overall responsibility for implementing, managing and coordinating the Services pursuant to this Agreement on behalf of Honeywell and Homes Subsidiary, respectively. Initially, the Service Coordinators will be the individuals set forth on Schedule E. Either Party may change its designated Service Coordinator at any time upon notice given to the other Party in accordance with Section 10.12. The Service Coordinators will consult and coordinate with each other on a regular basis, and no less frequently than monthly, during the term of this Agreement.

(d)    The Service Provider shall determine the personnel who shall perform the Services to be provided by it. All personnel providing Services will remain at all times, and be deemed to be, employees or representatives solely of the Service Provider, responsible for providing such Services (or its Affiliates or Sub-Contractors) for all purposes, and not to be deemed employees or representatives of the Service Recipient. The Service Provider (or its Affiliates or Sub-Contractors) will be solely responsible for payment of (i) all compensation, (ii) all income, disability, withholding and other employment taxes and (iii) all medical benefit premiums, vacation pay, sick pay and other employee benefits payable to or with respect to personnel who perform Services on behalf of such Service Provider. All such personnel will be under the sole direction, control and supervision of the Service Provider and the Service Provider has the sole right to exercise all authority with respect to the employment, substitution, termination, assignment and compensation of such personnel.

(e)    The Service Provider may, at its option, from time to time, delegate any or all of its obligations to perform Services under this Agreement to any one or more of its Affiliates or engage the services of other professionals, consultants or other third parties (each, a “Sub-Contractor”) in connection with the performance of the Services; provided, however, that (i) the Service Provider shall remain ultimately responsible for ensuring that its obligations with respect to the nature, scope, quality and other aspects of the Services are satisfied with respect to any Services provided by any such Affiliate or Sub-Contractor and shall be liable for any failure of a Sub-Contractor to so satisfy such obligations (or if a Sub-Contractor otherwise breaches any provision hereof) and (ii) such Sub-Contractor agrees in writing to be bound by confidentiality provisions at least as restrictive to it as the terms of Section 10.05 of this Agreement. Except as agreed by the Parties in Schedule A or Schedule B or otherwise in writing, and subject to Section 2.01(g), any costs associated with engaging the services of an Affiliate of the Service Provider or a Sub-Contractor shall not affect the Cost of Services payable by the Service Recipient under this Agreement, and the Service Provider shall remain solely responsible with respect to payment for such Affiliate’s or Sub-Contractor’s costs, fees and expenses.

(f)    The Services shall be performed in substantially the same manner, scope, time frame, nature and quality, with the same care, and to the same extent and service level as such Services (or substantially similar services) were provided to the SpinCo Business or the Honeywell Business, as applicable, immediately prior to the Distribution Date, unless the Services are being provided by a Sub-Contractor who is also providing the same services to the Service Provider or a member of such Service Provider’s Group, in which case the Services shall be performed for the Service Recipient in the same manner, scope, time frame, nature and quality, with the same care, and to the same extent and service level as they are being performed for the Service Provider or such member of such Service Provider’s Group, as applicable. If the Service Provider has not provided such Services (or substantially similar services) immediately prior to the Distribution Date and such Services are not being performed by a Sub-Contractor who is also providing the same services to such Service Provider’s Group, then the Services shall be performed in a competent and professional manner consistent with industry standards. The Services shall be used solely for the operation of the SpinCo Business or the Honeywell Business, as applicable, for substantially the same purpose as used by the applicable Service Recipient immediately prior to the date of this Agreement.

(g)    The Parties acknowledge that the Service Provider may make changes from time to time in the manner of performing Services (including in respect of those Services provided by a Sub-Contractor) if the Service Provider is making similar changes in performing the same or substantially similar Services for itself or other members of its Group; provided, however, that, unless expressly contemplated in Schedule A or Schedule B, such changes shall not affect the Cost of Services for such Service payable by the Service Recipient under this Agreement or decrease the manner, scope, time frame, nature, quality or level of the Services provided to the Service Recipient, except (i) upon prior written approval of the Service Recipient and (ii) any actual and reasonable increase to the Service Provider in the cost of providing a Service may be charged to the Service Recipient on a pass-through basis to the extent such actual and reasonable increase is applied on a non-discriminatory basis as compared to the Service Provider’s Group.

(h)    Nothing in this Agreement shall be deemed to require the provision of any Service by any Service Provider (or any Affiliate or Sub-Contractor of a Service Provider) to any Service Recipient if the provision of such Service requires the Consent of any Person (including any Governmental Authority), whether under applicable Law, by the terms of any contract to which such Service Provider or any other member of its Group is a party or otherwise, unless and until, subject to the fourth-to-last sentence of this Section 2.01(h), such Consent has been obtained. The Service Provider shall use commercially reasonable efforts to obtain as promptly as possible any Consent of any Person that may be necessary for the performance of the Service Provider’s obligations pursuant to this Agreement. Any fees, expenses or extra costs incurred in connection with obtaining any such Consents shall be paid by the Service Recipient, and the Service Recipient shall use commercially reasonable efforts to provide assistance as necessary in obtaining such Consents. In the event that the Consent of any Person, if required in order for the Service Provider to provide Services, is not obtained reasonably promptly after the Distribution Date, the Service Provider shall notify the Service Recipient and the Parties shall cooperate in devising an alternative manner for the provision of the Services affected by such failure to obtain such Consent and the Cost of Services associated therewith, such alternative manner and Cost of Services to be reasonably satisfactory to both Parties and agreed to in writing. If the Parties elect such an alternative plan, the Service Provider shall provide the Services in such alternative manner and the Service Recipient shall pay for such Services based on the alternative Cost of Services. The Services shall not include, and no Service Provider (or any Affiliate or Sub-Contractor of a Service Provider) shall be obligated to provide, any service the provision of which to a Service Recipient following the Distribution would constitute a violation of any Law. In addition, notwithstanding anything to the contrary herein, the Service Provider (and the Affiliates and Sub-Contractors of the Service Provider) will not be required to perform or to cause to be performed any of the Services for the benefit of any third party or any other Person other than the applicable Service Recipient. To the extent that any third-party proprietor of information or software to be disclosed or made available to any Service Recipient in connection with performance of the Services hereunder requires a specific form of non-disclosure agreement as a condition to its Consent to use the same for the benefit of the Service Recipient, or to permit the Service Recipient access to such information or software, the Service Recipient shall, as a condition to the receipt of such portion of the Services, execute (and shall cause its employees and Affiliates to execute, if required) any such form.

(i)    If a Service Provider determines that it is necessary or appropriate to temporarily suspend a Service due to scheduled or emergency maintenance, modification, repairs, alterations or replacements (any such event, a “Shutdown”), Service Provider shall use commercially reasonable efforts to provide Service Recipient with reasonable prior notice of such Shutdown (including information regarding the nature and the projected length of such Shutdown), unless it is not reasonably practicable under the circumstances to provide such prior notice, and thereafter such Service Provider shall use commercially reasonable efforts to cooperate with Service Recipient to minimize any impact on the Services caused by such Shutdown.

(j)    The Parties acknowledge that there may be unanticipated temporary interruptions in the provision of a Service, in each case for a period of less than forty-eight (48) hours (any such event, an “Interruption”). Service Provider shall use commercially reasonable efforts to provide Service Recipient with notice of such Interruption as soon as possible (including information regarding the nature and the projected length of such Interruption), and thereafter such Service Provider shall use commercially reasonable efforts to cooperate with Service Recipient to minimize any impact on the Services caused by such Interruption. The Service Provider shall not be excused from performance if it fails to use commercially reasonable efforts to remedy the situation causing such Interruption.

(k)    In the event the obligations of Service Provider to provide any Service shall be suspended in accordance with Section 2.01(i) or Section 2.01(j), Service Provider and its Affiliates shall not have any liability whatsoever to Service Recipient arising out of or relating to such suspension of Service Provider’s provision of such Service, except to the extent resulting from a breach by Service Provider of any agreement or covenant required to be performed or complied with by Service Provider pursuant to Section 2.01(i) or Section 2.01(j) (but subject to the other limitations on liability set forth in this Agreement).

(l)    Neither Party nor any of their respective Affiliates shall have any obligation to purchase, upgrade, enhance or otherwise modify any computer hardware, software or network environment currently used by such Party or such Party’s Affiliates, or to provide any support or maintenance services for any computer hardware, software or network environment that has been upgraded, enhanced or otherwise modified from the computer hardware, software or network environments that are currently used by such Party or such Party’s Affiliates.

Section 2.02    Service Amendments and Additions.

(a)     Within the first six (6) months following the Distribution Date, each of Honeywell and Homes Subsidiary may request the other Party to provide services that (i) were provided by the Honeywell Business or the SpinCo Business, as applicable, within the twelve (12) months prior to the Distribution Date and (ii) are reasonably necessary for the operation of the Honeywell Business or the SpinCo Business, as applicable, as conducted as of the Distribution Date (“Omitted Services”). Any request for an Omitted Service shall be in writing and shall specify, as applicable, (A) the type and the scope of the requested service, (B) who is requested to perform the requested service, (C) where and to whom the requested service is to be provided and (D) the proposed term for the requested service. The Parties shall discuss in good faith the terms under which such Omitted Services may be provided.

(b)    If a Party agrees to provide Omitted Services pursuant to Section 2.02(a), then the Parties shall in good faith negotiate an amendment to Schedule A or Schedule B, as applicable, which will describe in detail the service, project scope, term, price and payment terms to be charged for such Omitted Services. Once agreed to in writing, the amendment to Schedule A or Schedule B, as applicable, shall be deemed part of this Agreement as of such date and the Omitted Services, as applicable, shall be deemed “Services” provided hereunder, in each case subject to the terms and conditions of this Agreement; provided, however, that no Service Provider shall be required to provide any Omitted Services, at any price, that would prevent, or be reasonably likely to prevent, or be inconsistent with the qualification of the Distribution as a tax-free transaction for U.S. federal, state and local income tax purposes.

Section 2.03    Migration Projects. Prior to the end of the applicable term, each Service Provider will provide the Service Recipient, upon written request (the “Project Work Request”), with such reasonable support as may be necessary to migrate the Services to the Service Recipient’s internal organization or to a third party provider (the “Project Work”), including without limitation exporting and providing (subject to applicable Law and the Data Transfer Agreement) all relevant data and information of the applicable Service Recipient from the systems of the applicable Service Provider or any party performing the Services on its behalf. After the Service Provider receives the Project Work Request, the Parties shall meet to discuss and agree on the scope and cost of the Project Work, taking into consideration the Service Provider’s then-available resources. Where required for migrating the Services, Service Recipient’s personnel will be granted reasonable access to the respective facilities of the Service Provider during normal business hours. Project Work may be out-sourced to external service partners (including those involving conversion programs or other programming, or extraordinary management supervision or coordination); provided that the Service Provider shall be responsible for the performance or non-performance of such partners. The Service Recipient shall pay its internal costs incurred in connection with all Project Work performed by its personnel and the internal costs of the Service Provider and the cost of all third-party providers engaged in completing a Project Work all shall be charged by the Service Provider to the Service Recipient on a pass-through basis. For the avoidance of doubt, any portion of the cost of Project Work associated with the setup of the Service Recipient’s data warehousing infrastructure or hosting environment shall be charged by the Service Provider to the Service Recipient on a pass-through basis.

Section 2.04    No Management Authority. No Service Provider (or any Affiliate or Sub-Contractor of a Service Provider) shall be authorized by, or shall have any responsibility under, this Agreement to manage the affairs of the business of any Service Recipient, or to hold itself out as an agent or representative of the Service Recipient.

Section 2.05    Acknowledgement and Representation. Each Party understands that the Services provided hereunder are transitional in nature. Each Party understands and agrees that the other Party is not in the business of providing Services to third parties and, except as set forth in Section 6.02, that neither Party has any interest in continuing (i) any Service beyond the Applicable Termination Date or (ii) this Agreement beyond the expiration of all Applicable Termination Dates or the termination of all Services in accordance with Section 6.04. As a result, the Parties have allocated responsibilities and risks of loss and limited liabilities of the Parties as stated in this Agreement based on the recognition that each Party is not in the business of providing Services to third parties. Such allocations and limitations are fundamental elements of the basis of the bargain between the Parties and neither Party would be able or willing to provide the Services without the protections provided by such allocations and limitations. During the term of this Agreement, each Party agrees to work diligently and expeditiously to establish its own logistics, infrastructure and systems to enable a transition to its own internal organization or other third-party providers of the Services and agrees to use its reasonable good faith efforts to reduce or eliminate its and its Affiliates’ dependency on the other Party’s provision of the Services as soon as is reasonably practicable.

ARTICLE III

Real Estate

Section 3.01    Occupancy Rights. Each Service Provider set forth on Schedule F, with respect to the location set forth on such Schedule opposite such Service Provider’s name (each, a “Shared Real Property”), hereby grants to the Service Recipient set forth on such Schedule opposite such Shared Real Property, a limited license for reasonable use and access to the space utilized by such Service Recipient or any member of its Group in the conduct of the Honeywell Business or the SpinCo Business, as applicable, as of the Distribution Date, for the sole purpose of transitioning the Honeywell Business or the SpinCo Business, as applicable, and in accordance with the terms, covenants and conditions of this Article III. The Service Recipient’s right to use and access the applicable Shared Real Property shall be consistent with the use and access afforded to the Honeywell Business or the SpinCo Business, as applicable, as of the Distribution Date. The Service Recipient’s use shall include the right to use the fixtures, improvements and furnishings located within the Shared Real Property consistent with such use as of the Distribution Date.

Section 3.02    Use. Each Service Recipient shall use the applicable Shared Real Property (and the furnishings contained therein) for the same purposes as such Shared Real Property is utilized as of the Distribution Date and for no other purpose. The Shared Real Property may be occupied only by the personnel of the applicable Service Recipient reasonably required in furtherance of the activities of the Honeywell Business or the SpinCo Business, as applicable, or the other purposes set forth in this Agreement. The Service Recipient shall be responsible for pickup and delivery of goods at any common shipping dock at any Shared Real Property, and any shipments shall include proper labeling to distinguish the Service Recipient’s goods from the Service Provider’s goods.

Section 3.03    License Fee. Each Service Recipient shall pay a monthly gross license fee for its Shared Real Property as set out on Schedule F (each, a “Monthly License Fee”). The Monthly License Fee for each Shared Real Property shall be payable in advance on or before the first (1st) day of each calendar month of the term of the license. The Monthly License Fee for any period during the respective license term which is for less than one (1) month shall be prorated.

Section 3.04    License Term. The license granted under this Article III will be effective as of immediately after the Distribution and will automatically expire at the earlier of (i) the end of the period set forth in Schedule F with respect to each Shared Real Property, or (ii) the expiration date of the relevant underlying lease pertaining to each Shared Real Property (in which case the Service Provider shall provide to the Service Recipient written notice thirty (30) days prior to such expiration).

Section 3.05    Access and Common Areas. Unless otherwise specified on Schedule F, the Service Recipient (including its personnel) shall access the applicable Shared Real Property through existing employee entrances designated by the Service Provider. Access to any other areas (“Other Areas”) in, on or about the applicable Shared Real Property (including conference room(s), break area(s), designated smoking area(s), restroom(s), machine shop(s), shipping/receiving area(s) and cafeteria(s) other than to the extent located within the Shared Real Property) shall be as otherwise designated by the Service Provider in its reasonable discretion. Except as otherwise expressly provided herein, the Service Recipient shall not access any other areas.

Section 3.06    Compliance with Service Provider’s Policies. The Service Recipient shall comply with the Service Provider’s reasonable policies and procedures, security requirements and rules and regulations with respect to the applicable Shared Real Property and the Service Recipient’s occupancy of such Shared Real Property. Such policies may be changed from time to time upon reasonable prior notice at the applicable Service Provider’s sole reasonable discretion.

Section 3.07    Insurance. Each Party agrees, during the term of this license, to cause its Service Recipients under this Article III to carry and maintain (i) commercial general liability insurance with a single combined liability limit of $5,000,000 per occurrence and (ii) workers compensation/employer’s liability insurance with a liability limit of $1,000,000 per occurrence, and in the case of the policies described in clauses (i) and (ii), naming the applicable Service Provider (and other parties as may be reasonably required) as an additional insured, against liability with respect to accidents occurring on, in or about the applicable Shared Real Property or arising out of the use and occupancy of such Shared Real Property by the Service Recipient and its personnel and visitors. All such insurance policies shall contain a waiver of subrogation in the applicable Service Provider’s favor. The Parties acknowledge that the Service Providers shall have no responsibility to insure or actively maintain any Service Recipient’s personal property, including any Service Recipient’s equipment and trade fixtures, located in the Shared Real Property. Notwithstanding the aforesaid liability limits, said limits shall not diminish or otherwise impact or affect the obligations of the Parties and their Service Recipients hereunder. The policy(s) maintained by the applicable Service Recipient shall be issued by a company licensed to do business in the country where the Shared Real Property is located and the applicable Service Recipient shall deposit a certificate evidencing the same with the applicable Service Provider on or before the Distribution Date. During the term of the license granted in Section 3.01, the applicable Service Providers under this Article III shall maintain insurance policies for the Shared Real Property as in effect as of the Distribution Date.

Section 3.08    Surrender. Upon the expiration or termination of the license granted under this Article III, each Service Recipient shall, at its sole cost and expense, (i) remove their personal property, equipment, trade fixtures and other goods and effects, and repair any damage to the Shared Real Property resulting from such removal, and (ii) otherwise quit and deliver up the Shared Real Property peaceably and quietly and in as good order and condition as the same were in on the Distribution Date, reasonable wear and tear, damage by fire and the elements excepted. In the event any Service Recipient fails to repair and perform the aforementioned facilities restoration and otherwise deliver the Shared Real Property as set forth above, the Service Provider or any member of its Group shall have the right to make said reasonable repairs and reasonably perform such facilities restoration, charge such Service Recipient or any member of its Group the reasonable costs of such repairs and restoration, and such Service Recipient or any member of its Group shall reimburse the Service Provider or the member of its Group, as applicable, within thirty (30) days of receipt of invoice. Any property left in the Shared Real Property after the expiration or termination of the license granted under this Article III shall be deemed to have been abandoned and the property of the Service Providers to dispose of as the Service Providers deem expedient and at the sole cost and expense of the Service Recipients.

Section 3.09    License Rights. The rights granted herein in favor of each Service Recipient are in the nature of a license and shall not create any leasehold or other estate or possessory rights in Shared Real Property, and if the license granted under this Article III expires or is terminated, the Service Recipient shall vacate the Shared Real Property, and any occupancy or activity of the Service Recipient thereafter in the Shared Real Property shall be considered a trespass.

Section 3.10    Relocation. Each Service Provider shall have the right, at its cost, to relocate the applicable Service Recipient to other area(s) of each Shared Real Property by providing the Service Recipient reasonable advance notice, provided that such relocation does not reduce the rights of the Service Recipient or increase the obligations of the Service Recipient under this Agreement or unreasonably interrupt the day-to-day operations of the Honeywell Business or the SpinCo Business, as applicable.

Section 3.11    Alterations. The Service Recipient shall not make any alterations, additions or improvements to the Shared Real Property.

Section 3.12    Controlling Provisions. In the event of a conflict between the terms of this Article III and any other provision in this Agreement with regard to the right to use the Shared Real Property specified in this Article III, the terms of this Article III shall control. In the event of a conflict between the terms of this Agreement and the terms set forth on Schedule F attached hereto, the terms of Schedule F shall control.

ARTICLE IV

Additional Arrangements

Section 4.01    Cooperation and Access.

(a)    Service Recipients shall cooperate with the Service Providers to the extent necessary or appropriate to facilitate the performance of the Services in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, (i) each Party shall make available on a timely basis to the other Party all information and materials requested by such Party to the extent reasonably necessary for the performance or receipt of the Services, (ii) each Party shall, and shall cause the members of its Group to, upon reasonable notice, give or cause to be given to the other Party and its Affiliates and Sub-Contractors reasonable access, during regular business hours and at such other times as are reasonably required, to the relevant premises and personnel to the extent reasonably necessary for the performance or receipt of the Services and (iii) each Party shall, and shall cause the members of its Group to, give the other Party and its Affiliates and Sub-Contractors reasonable access to, and all necessary rights to utilize, such Party’s, and its Group’s, information, facilities, personnel, assets, systems and technologies to the extent reasonably necessary for the performance or receipt of the Services.

(b)    Each Party shall (and shall cause the members of its Group and its personnel and the personnel of its Affiliates and Sub-Contractors providing or receiving Services to): (i) not attempt to obtain access to or use any information technology systems of the other Party or any member of its Group, or any confidential Information, Personal Data or competitively sensitive information owned, used or Processed by the other Party, except where it has been granted in writing the right to do so or, to the extent reasonably necessary to do so, to provide or receive Services; (ii) maintain reasonable security measures to protect the systems of the other Party and the members of its Group to which it has access pursuant to this Agreement from access by unauthorized third parties; (iii) follow applicable Laws and all of the other Party’s security rules, access agreements, and procedures for restricting access and use, when allowed, to such other Party’s information technology systems; (iv) when on the property of the other Party or any of its Affiliates, or when given access to any facilities, infrastructure or personnel of the other Party or any of its Affiliates, follow applicable Laws and all of the other Party’s policies and procedures concerning health, safety, conduct and security which are made known to the Party receiving such access from time to time and (v) not disable, damage or erase or disrupt, interfere with or impair the normal operation of the information technology systems of the other Party or any member of its Group.

(c)    Service Provider shall (i) immediately notify Service Recipient of any confirmed misuse, disclosure or loss of, or inability to account for, any Personal Data or any confidential or competitively sensitive Information, and any confirmed unauthorized access to Service Provider’s facilities, systems or network, in each case, solely to the extent related to the Service Recipient; and Service Provider will investigate such confirmed security incidents and reasonably cooperate with Service Recipient’s incident response team, supplying logs and other necessary information to mitigate and limit the damages resulting from such a security incident; provided that the Service Recipient agrees to reimburse Service Provider for time spent and actual travel expenses incurred in connection with any such investigation; and (ii) subject to applicable Law, use commercially reasonable efforts to comply with any commercially reasonable requests to assist Service Recipient with its electronic discovery obligations related to Services provided to the Service Recipient; provided that the Service Recipient agrees to reimburse Service Provider for time spent and actual travel expenses incurred for such response.

(d)    In the event of a security breach that relates to the Services, the Parties shall, subject to any applicable Law, reasonably cooperate with each other regarding the timing and manner of (a) notification to their respective customers, potential customers, employees or agents concerning a breach or potential breach of security and (b) disclosures to appropriate Governmental Authorities.

(e)    Notwithstanding anything to the contrary in this Agreement (but subject to the following proviso), any Personal Data transferred or otherwise made available to the other Party in connection with the Services shall be subject to the Data Transfer Agreement, and each Party agrees to abide by the applicable provisions thereof, to the extent related to such data; provided, however, that any Personal Data provided by Service Recipient to Service Provider under this Agreement shall only be used to the extent reasonably necessary for Service Provider to provide Services and solely for the applicable term of such Services.

Section 4.02    Intellectual Property.

(a) Each Party, on behalf of itself and its Affiliates, hereby grants to the other Party and to its Affiliates and Sub-Contractors providing Services under this Agreement a nonexclusive, nontransferable, world-wide, royalty-free, sublicensable license, for the term of this Agreement, to use the intellectual property owned by such Party and the members of its Group solely to the extent necessary for the other Party and the members of its Group to perform their obligations hereunder or receive the Services provided hereunder, as applicable.

(b)    Subject to the terms of the Separation Agreement, each Service Provider acknowledges and agrees that the Designated Work Product is and shall remain the exclusive property of the applicable Service Recipient. The Service Provider acknowledges and agrees that, to the fullest extent permitted under applicable Law, the Designated Work Product is a “work made for hire,” as that phrase is defined in the Copyright Act of 1976 (17 U.S.C. §101), for the Service Recipient. To the extent title to any Designated Work Product vests in the Service Provider by operation of Law, each Party (as Service Provider) hereby assigns (and shall cause any such other Service Provider, and any Affiliate or Sub-Contractor of such Service Provider, to assign) to the relevant Service Recipient all right, title and interest in and to such Designated Work Product, and the Service Provider shall (and shall cause any Affiliate or Sub-Contractor of such Service Provider to) provide such assistance and execute such documents as the Service Recipient may reasonably request to assign to the relevant Service Recipient all right, title and interest in and to such work product. Each Service Recipient acknowledges and agrees that it will acquire no right, title or interest to any work product resulting from the provision of the Services hereunder that is not Designated Work Product, and such work product shall remain the exclusive property of the Service Provider.

(c)    The Parties acknowledge that it may be necessary for each of them to make proprietary or third-party software available to the other in the course and for the purpose of performing Services, subject to Section 2.01(h) in the case of third-party software. Each Party (i) shall comply with all known license terms and conditions applicable to any and all proprietary or third-party software made available to such Party by the other Party in the course of the provision of Services hereunder and (ii) agrees that it shall use reasonable efforts to identify and provide to the other Party a copy of the applicable license terms (or, solely with respect to open source software or other software with publicly available license terms, information sufficient to direct such other Party to a copy thereof) for any and all proprietary or third-party software first made available to such other Party as of or after the Distribution Date, solely to the extent such provision would not violate the providing Party’s duty of confidentiality owed to any third party.

(d)    Except as expressly specified in this Section 4.02, nothing in this Agreement will be deemed to grant one Party, by implication, estoppel or otherwise, any license rights, ownership rights or other rights in any intellectual property owned by the other Party (or any Affiliate or Sub-Contractor of the other Party).

Section 4.03    Customer Receipt Payments and Bank Account Transition Process.

(a) For a period of twelve (12) months following the Distribution (“Customer Receipt Payment Period”), in the event any payments related to trade receivables intended for the SpinCo Group or the Honeywell Group, as applicable (the “Intended Payee”), is incorrectly received by any member of the other Group (the “Customer Receipt Payee”) such Customer Receipt Payee will, as soon as reasonably practicable, but in no event in more than ten (10) business days following receipt of such payment (the “Misdirected Customer Payment”), send the applicable Intended Payee through wire transfer an amount equal to the value of such payment (each, a “Customer Receipt Payment”).

(b)    For each Customer Receipt Payment, the Customer Receipt Payee must provide the applicable customer(s) payment details to allow the Intended Payee to identify the customer(s) and the related transaction(s) associated with the Customer Receipt Payment, including each customer’s name, accounts receivable account number and payment amount. On or prior to the Distribution Date, each Party shall provide the other Party with the relevant contact information of the persons to send this information.

(c)    The Intended Payee will pursue corrections to the banking details internally. If a member of the SpinCo Group or the Honeywell Group receives a Misdirected Customer Payment within the eleven (11) months following the Distribution, the Customer Receipt Payee will send a letter to the respective customer(s) every month following such payment for so long as such customer(s) continue to remit Misdirected Customer Payments (but in any event no longer than eleven (11) months following the Distribution), informing the customer of the need to use the correct bank account as designated by the Intended Payee. If such customer continues to send Misdirected Customer Payments in the eleventh (11th) month following the Distribution, the Customer Receipt Payee and the Intended Payee will send a final joint letter one (1) month prior to the expiration of the Customer Receipt Payment Period.

(d)    Each Party agrees to not send the other Party any Customer Receipt Payments from customers found on the U.S. Treasury Office of Foreign Assets Control’s Specially-designated Nationals List or from any countries with which U.S. persons are prohibited from conducting business. Each Party agrees to not accept Customer Receipt Payments made in cash. Each Party agrees to immediately notify the other Party of any Customer Receipt Payments falling within the scope of this Section 4.03(d) and to cooperate with the other Party in taking any action recommended by the other Party in connection with such Customer Receipt Payments.

(e)    All Customer Receipt Payments made by any Customer Receipt Payee to any Intended Payee hereunder shall be made by a wire transfer of immediately available funds in U.S. Dollars to a bank account designated in writing by the Intended Payee entitled to receive payment. Customer Receipt Payments may be bundled or sent on a per payment basis.

(f)    All bank fees incurred for transmitting Customer Receipt Payments pursuant to this Section 4.03 will be paid by the Intended Payee and may be deducted from the applicable Customer Receipt Payments sent to the Intended Payee by the Customer Receipt Payee.

Section 4.04          Computer Leases. The Parties acknowledge that general computer equipment, including copy machines, servers, desktop personal computers, printers, laptops, and network and telephony equipment and environment (collectively, “Computer Equipment”) is leased under Honeywell’s hardware Refresh Program, through computer equipment leases with certain third-party providers (collectively, the “Computer Equipment Leases”). Lease payments, pursuant to the Computer Equipment Leases for Computer Equipment used or held for use primarily in the SpinCo Business as of the date hereof will be paid by Honeywell’s Global Technology Services Group and all such lease payments in addition to other related charges (including associated sales and property Taxes) shall be charged by Honeywell to Homes Subsidiary on a pass-through basis. Homes Subsidiary shall be responsible for all fees, including fees for obtaining consents of lessors, associated with lease assignment, lease buyout and early lease termination imposed by the Computer Equipment lessors. Within ninety (90) days following the date hereof, Homes Subsidiary must elect to exercise one of the following options with respect to the Computer Equipment: (i) if acceptable to Computer Equipment lessor(s), enter into an assignment of any or all of the Computer Equipment Leases to Homes Subsidiary or one or more of its Affiliates to be effected such that the SpinCo Business shall have use of the transferred Computer Equipment on substantially the same terms following the Computer Equipment Lease assignment as the SpinCo Business did prior to such assignment or (ii) negotiate and exercise a buy-out of any or all of the Computer Equipment Leases and the purchase of such Computer Equipment on terms agreed to by Homes Subsidiary and the Computer Equipment lessors. Honeywell agrees to use commercially reasonable efforts to assist Homes Subsidiary and the members of the SpinCo Group in exercising any of the options in the preceding sentence by facilitating discussions between the Computer Equipment lessors and Homes Subsidiary. Homes Subsidiary acknowledges that the hardware Refresh Program is limited to Honeywell’s business units under confidential terms, conditions and pricing and cannot be extended to Homes Subsidiary for additional equipment following the Distribution. Actual disposition of equipment must be completed within one (1) year from the date hereof.

Section 4.05    IT Agreements. Each Party acknowledges and agrees that the Services provided by a Service Provider through third parties or using third-party Intellectual Property are subject to the terms and conditions of any applicable agreements between the Service Provider and such third parties (such agreements, the “IT Agreements”), as set forth on Schedule G. The Service Provider shall use commercially reasonable efforts to obtain as promptly as possible any Consent of any Person that may be necessary for the performance of the Service Provider’s obligations pursuant to this Agreement in accordance with Section 2.01(h) (it being understood that each Service Recipient shall only be granted access to IT Agreements during the term of this Agreement, and upon expiration of the applicable service term shall procure its own standalone license with the applicable third-party provider).

Section 4.06    Certain Supplier Agreements.  Following the Distribution and until one (1) year after the Distribution Date, Honeywell shall, and shall cause the members of the Honeywell Group to, cooperate in any reasonable and permissible arrangement to provide that Homes Subsidiary and the other members of the SpinCo Group shall receive the interest in the benefits and obligations under the Certain Supplier Agreements in accordance with the provisions of such Certain Supplier Agreement. Payments due to a third party for use of the Certain Supplier Agreements by the SpinCo Business shall either, at Honeywell’s sole option, be (i) paid by the member of the SpinCo Group receiving the benefit of such Certain Supplier Agreement or (ii) paid by a member of the Honeywell Group and charged by Honeywell to Homes Subsidiary on a pass-through basis. Any internal or third-party costs incurred by Honeywell in connection with Honeywell’s cooperation in accordance with this Section 4.06 shall be charged by Honeywell to Homes Subsidiary on a pass-through basis. Without limiting Homes Subsidiary’s obligations under Article VIII, Homes Subsidiary shall indemnify and hold harmless the member of the Honeywell Group party to such Certain Supplier Agreement for any Liability arising out of, in connection with or by reason of Homes Subsidiary’s use of the Certain Supplier Agreements and Honeywell’s cooperation in accordance with this Section 4.06.

ARTICLE V

Compensation

Section 5.01    Compensation for Services. In each case except as expressly provided in Schedule A or Schedule B:

(a)      As compensation for each Service rendered pursuant to this Agreement, the Service Recipient shall be required to pay to the Service Provider a fee for the Service equal to the Cost of Services specified for such Service in Schedule A or Schedule B, as applicable.

(b)      For Services with fees determined on an hourly basis (the “Hourly Services”), the Cost of Services are exclusive of any out-of-pocket third-party fees, costs and expenses that may be incurred by the Service Provider or any Sub-Contractor in connection with performing the Services. All of the costs and expenses described in this Section 5.01(b) (“Hourly Services Expenses”) shall be charged by the Service Provider to the Service Recipient on a pass-through basis. For the avoidance of doubt, the Hourly Services Expenses shall be consistent with the Service Provider’s general approach with respect to such types of costs and expenses; provided that with respect to any Service, the Service Recipient’s prior written approval shall be required to the extent that Hourly Services Expenses exceed fifteen percent (15%) of the Cost of Services paid and payable to the Service Provider for such Service in any calendar quarter.

(c)      During the term of this Agreement, the amount of a Cost of Service for a Service may increase during a Service Extension, in accordance with Section 6.02.

(d)      The amount of any actual and documented sales tax, value-added tax, goods and services tax or similar tax that is required to be assessed and remitted by the Service Provider in connection with the Services provided hereunder (“Taxes”) will be promptly paid to the Service Provider by the Service Recipient in accordance with Section 5.02. Such payment shall be in addition to the Cost of Services set forth in Schedule A or Schedule B, as applicable (unless such Tax is expressly already accounted for in the applicable Cost of Services). Notwithstanding the foregoing, (i) in the case of value-added Taxes, the Service Recipient shall not be obligated to pay such Taxes, unless the Service Provider has issued to the

Service Recipient a valid value-added tax invoice in respect thereof, and (ii) in the case of all Taxes, the Service Recipient shall not be obligated to pay such Taxes if and to the extent that the Service Recipient has provided any valid exemption certificates or other applicable documentation that would eliminate or reduce the obligation to collect or pay such Taxes.

(e)       Either Party shall have the right to deduct or withhold from any payments otherwise payable under this Agreement such amounts as are required by applicable Law to be deducted or withheld with respect thereto and, to the extent such amounts are duly and timely remitted to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated as paid to the other Party for all purposes of this Agreement; provided, however, that each Party shall notify the other Party in writing of any anticipated withholding at least fifteen (15) business days prior to making any such deduction or withholding and will cooperate with the other Party in obtaining any available exemption from or reduction of such deduction or withholding. The Party making such deduction or withholding shall promptly provide to the other Party tax receipts or other documents evidencing the payment of any such deducted or withheld amount to the applicable Governmental Authority.

Section 5.02    Payment Terms.

(a)       The Service Provider shall bill the Service Recipient monthly in U.S. Dollars, within thirty (30) business days after the end of each month, or at such other interval specified with respect to a particular Service in Schedule A or Schedule B, as applicable, an amount equal to the aggregate Cost of Services due for all Services provided in such month or other specified interval, as applicable, plus any Taxes. Invoices shall set forth a description of the Services provided and reasonable documentation to support the charges thereon, which invoice and documentation shall be in the same level of detail and in accordance with the procedures for invoicing as provided to the Service Provider’s other businesses. Invoices shall be directed to the Service Coordinator appointed by Honeywell or Homes Subsidiary, as applicable, or to such other Person designated in writing from time to time by such Service Coordinator. The Service Recipient shall pay such amount in full within thirty (30) days after receipt of each invoice by wire transfer of immediately available funds to the account designated by the Service Provider for this purpose. If the thirtieth (30th) day falls on a weekend or a holiday, the Service Recipient shall pay such amount on or before the following business day. Each invoice shall set forth in reasonable detail the calculation of the charges and amounts and applicable Taxes for each Service during the month or other specified interval to which such invoice relates. In addition to any other remedies for non-payment, if any payment is not received by the Service Provider on or before the date such amount is due, then a late payment interest charge, calculated at the annual rate equal to the “Prime Rate” as reported on the thirtieth (30th) day after the date of the invoice in The Wall Street Journal (or, if such day is not a business day, the first business day immediately after such day), calculated on the basis of a year of 360 days and the actual number of days elapsed between the end of the thirty (30)-day payment period and the actual payment date, shall immediately begin to accrue and any such late payment interest charges shall become immediately due and payable in addition to the amount otherwise owed under this Agreement. The Parties shall cooperate to achieve an invoicing structure that minimizes taxes for both Parties, including by implementing a local-to-local invoicing structure where applicable.

(b)      The Service Recipient shall notify the Service Provider promptly, and in no event later than thirty (30) days following receipt of the Service Provider’s invoice, of any disputed amounts. If the Service Recipient does not notify the Service Provider of any disputed amounts within such thirty (30)-day period, then Service Recipient will be deemed to have accepted the Service Provider’s invoice. Any objection to the amount of any invoice shall be deemed to be a Dispute hereunder subject to the provisions applicable to Disputes set forth in Article IX. The Service Recipient shall pay any undisputed amount, and all Taxes (whether or not disputed), in accordance with this Section 5.02. The Service Provider shall, upon the written request of a Service Recipient, furnish such reasonable documentation to substantiate the amounts billed, including listings of the dates, times and amounts of the Services in question where applicable and practicable. The Service Recipient may withhold any payments subject to a Dispute other than Taxes; provided that any disputed payments, to the extent ultimately determined to be payable to the Service Provider, shall bear interest as set forth in Section 5.02(a).

(c)      Subject to Section 5.02(b), no Service Recipient shall withhold any payments to its Service Provider under this Agreement in order to offset payments due to such Service Recipient pursuant to this Agreement, the Separation Agreement, any Ancillary Agreement or otherwise, unless such withholding is mutually agreed by the Parties or is provided for in the final ruling of a court having jurisdiction pursuant to Section 10.07. Any required adjustment to payments due hereunder will be made as a subsequent invoice.

Section 5.03    DISCLAIMER OF WARRANTIES. WITHOUT LIMITATION TO THE COVENANTS RELATING TO THE PROVISION OF SERVICES SET FORTH IN SECTION 2.01(F), THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE. NO MEMBER OF THE HONEYWELL GROUP OR OF THE SPINCO GROUP, AS SERVICE PROVIDER, MAKES ANY REPRESENTATION OR WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN.

Section 5.04    Books and Records. Honeywell and Homes Subsidiary shall each, and shall each cause the members of their Group to, maintain complete and accurate books of account as necessary to support calculations of the Cost of Services for Services rendered by it or the other members of its Group as Service Providers and shall make such books available to the other, upon reasonable notice, during normal business hours; provided, however, that to the extent Honeywell’s or Homes Subsidiary’s books, or the books of the members of their Group, contain Information relating to any other aspect of the Honeywell Business or the SpinCo Business, as applicable, Honeywell and Homes Subsidiary shall negotiate a procedure to provide the other Party with necessary access while preserving the confidentiality of such other records.

ARTICLE VI

Term

Section 6.01    Commencement. This Agreement is effective as of the date hereof and shall remain in effect with respect to a particular Service until the occurrence of the Applicable Termination Date applicable to such Service (or, subject to the terms of Section 6.02, the expiration of any Service Extension applicable to such Service), unless earlier terminated (i) in its entirety or with respect to a particular Service, in each case in accordance with Section 6.03 or Section 6.04, or (ii) by mutual consent of the Parties. Notwithstanding anything to the contrary contained herein, if the Separation Agreement shall be terminated in accordance with its terms, this Agreement shall be automatically terminated and void ab initio with no further action by the Parties and shall be of no force and effect.

Section 6.02    Service Extension. Except as expressly provided in Schedule A or Schedule B, if the Service Recipient reasonably determines that it will require a Service to continue beyond the Applicable Termination Date or the end of a subsequent extension period, the Service Recipient may request the Service Provider to extend the term of such Service for the desired renewal period(s) (each, a “Service Extension”) by written notice to the Service Provider no less than forty-five (45) days prior to end of the then-current Service term; provided that a Service Recipient may only request to extend a Service that is included on Schedule D if it requests to extend all other Services that are designated on Schedule D as a “Related Service” with respect to such Service. The Service Provider shall respond to any such request for a Service Extension within fifteen (15) days of receipt and shall use commercially reasonable efforts to comply with such Service Extension request; provided, however, that (i) the Service Extensions with respect to each Service shall not extend the term of such Service to a date beyond the Applicable End Date applicable to such Service, (ii) the Service Provider will not be in breach of its obligations under this Section 6.02 if it is unable to comply with a Service Extension request through the use of commercially reasonable efforts, including where a Consent that is required in order for the Service Provider to continue to provide the applicable Service during the requested Service Extension cannot be obtained by the Service Provider through the use of commercially reasonable efforts, (iii) the Service Provider shall not be required to contribute capital, pay or grant any consideration or concession in any form (including by providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any Consent that is required in order for the Service Provider to continue to provide the applicable Service during the requested Service Extension (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Service Recipient, as promptly as reasonably practicable) and (iv) each Service Extension is permissible under applicable Law and would not prevent, or be reasonably likely to prevent, or be inconsistent with the qualification of the Distribution as a tax-free transaction for U.S. federal, state and local income tax purposes. With respect to Schedule A or Schedule B, as applicable, the Cost of Services specified for such Service in Schedule A or Schedule B, as applicable, shall be amended to include (i) for the period from the Applicable Termination Date until the date that is one half of the Applicable Original Duration following the Applicable Termination Date, an incremental surcharge of 10% and (ii) for the period from the date that is one half of the Applicable Original Duration following the Applicable Termination Date to the Applicable End Date, an incremental surcharge of 20%. The Parties shall amend the terms of Schedule A or Schedule B, as applicable, to reflect the new Service term and Cost of Services within five (5) days following the Service Provider’s agreement to a Service Extension, subject to the conditions set forth in this Section 6.02. Each such amended Schedule A or Schedule B, as applicable, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement.

Section 6.03      Termination.

(a)      This Agreement may be terminated:

(i)      by either Honeywell or Homes Subsidiary at any time upon written notice to the other Party (which notice shall specify the basis for such claim for breach of this Agreement), if the other Party materially breaches this Agreement (and the period for resolution of the Dispute relating to such breach set forth in Section 9.01 has expired), effective upon not less than thirty (30)-days’ written notice of termination to the breaching Party, if the breaching Party does not cure such default within thirty (30) days after receiving written notice thereof from the non-breaching Party; or

(ii)      except as otherwise provided by Law, by either Honeywell or Homes Subsidiary at any time upon written notice to the other Party, if (i) the other Party is adjudicated as bankrupt, (ii) any insolvency, bankruptcy or reorganization proceeding is commenced by the other Party under any insolvency, bankruptcy or reorganization act, (iii) any action is taken by others against the other Party under any insolvency, bankruptcy or reorganization act and such Party fails to have such proceeding stayed or vacated within ninety (90) days or (iv) if the other Party makes an assignment for the benefit of creditors, or a receiver is appointed for the other Party which is not discharged within thirty (30) days after the appointment of the receiver.

Section 6.04      Partial Termination.

(a)     If a Service Provider or Service Recipient materially breaches any of its respective obligations under this Agreement with respect to a Service (and the period for resolution of the Dispute relating to such breach set forth in Section 9.01 has expired), the non-breaching Service Recipient or Service Provider, as applicable, may terminate this Agreement with respect to the Service to which such obligations apply, effective upon not less than thirty (30)-days’ written notice of termination to the breaching Party, if the breaching Party does not cure such default within thirty (30) days after receiving written notice thereof from the non-breaching Party. The termination of this Agreement with respect to any Service pursuant to this Section 6.04 shall not affect the Parties’ rights or obligations under this Agreement with respect to any other Service.

(b)     Except as otherwise provided in this Agreement or Schedule A or Schedule B, upon not less than sixty (60)-days’ prior written notice, a Service Recipient shall be entitled to terminate one (1) or more Services being provided by any Service Provider for any reason or no reason at all; provided that a Service Recipient may only terminate a Service that is included on Schedule D pursuant to this Section 6.04(b) if it simultaneously terminates all other Services that are designated on Schedule D as a Related Service with respect to such Service.

(c)     In the event that a Service Provider reduces or suspends the provision of any Service due to a Force Majeure Event and such reduction or suspension continues for fifteen (15) days, the Service Recipient may immediately terminate such Service, upon written notice and without any obligations therefor, including any Cost of Services in respect thereof.

Section 6.05     Effect of Termination.

(a)     Each Party agrees and acknowledges that the obligations of each Party to provide the Services, or to cause the Services to be provided, hereunder shall immediately cease upon (i) the termination of any (or all) such Service(s) at the Applicable Termination Date applicable to each such Service (or, subject to the terms of Section 6.02, the expiration of any Service Extension applicable to such Service), (ii) termination of (A) this Agreement or (B) any particular Service, in each case in accordance with Section 6.04, or (iii) upon termination of the Agreement or any Service by mutual consent of the Parties. Upon cessation of the Service Provider’s obligation to provide any Service, the Service Recipient shall stop using, directly or indirectly, such Service.

(b)     Upon the request of the Service Recipient after the termination of a Service with respect to which the Service Provider holds books, records or files, including current and archived copies of computer files, (i) owned solely by the Service Recipient or its Affiliates and used by the Service Provider in connection with the provision of a Service pursuant to this Agreement or (ii) created by the Service Provider and in the Service Provider’s possession as a function of and relating solely to the provision of Services pursuant to this Agreement, such books, records and files shall either be returned to the Service Recipient or destroyed by the Service Provider, with certification of such destruction provided to the Service Recipient, other than, in each case, such books, records and files electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup procedures generally accessible only by legal, IT or compliance personnel, which such books, records and files will not be used by the Service Provider for any other purpose. The Service Recipient shall bear the Service Provider’s reasonable, necessary and actual out-of-pocket costs and expenses associated with the return or destruction of such books, records or files. At its expense, the Service Provider may make one copy of such books, records or files for its legal files, subject to such Party’s obligations under Section 10.05.

(c)     In the event that any Service is terminated other than at the end of a month, and the Cost of Service associated with such Service is determined on a monthly basis, the Service Provider shall bill the Service Recipient for the entire month in which such Service is terminated. The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that may not be identified on Schedule A, Schedule B or Schedule D, as applicable, and agree that, if the Service Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of another Service in accordance with Section 6.04, then the Parties shall negotiate in good faith to amend the Schedule A or Schedule B, as applicable, relating to such affected continuing Service.

(d)     In the event of a termination under Section 6.04, the Service Recipient shall pay to the Service Provider any breakage or termination fees, and other termination costs payable by the Service Provider, solely as a result of the early termination of such Service, with respect to any resources or pursuant to any other third-party agreements that were used by the Service Provider to provide such Service (or an equitably allocated portion thereof, in the case of any such equipment, resources or agreements that also were used for purposes other than providing Services) (“Termination Charges”). The Service Provider will provide to the Service Recipient an invoice for the Termination Charges, within thirty (30) days following the date of any termination of a Service under Section 6.04 and will provide reasonable documentary evidence to substantiate such Termination Charges.

(e)     In the event of any termination of this Agreement in its entirety or with respect to any Service, each Party, Service Provider and Service Recipient shall remain liable for all of their respective obligations that accrued hereunder prior to the date of such termination, including all obligations of each Service Recipient to pay any Cost of Service due to any Service Provider hereunder.

(f)     The following matters shall survive the termination of this Agreement, including the rights and obligations of each Party thereunder, in addition to any claim for breach arising prior to termination: Article I, Section 4.02(b), Article V, Article VII (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), this Section 6.05, Article IX, Article X and all confidentiality obligations under this Agreement.

ARTICLE VII

Indemnification; Limitation of Liability

Section 7.01     Indemnification by Homes Subsidiary.

(a)     Homes Subsidiary, in its capacity as a Service Recipient and on behalf of each member of its Group in its capacity as a Service Recipient, shall indemnify, defend and hold harmless Honeywell and the other Honeywell Indemnitees from and against any and all Liabilities incurred by such Honeywell Indemnitee and arising out of, in connection with or by reason of any Services provided by any member of the Honeywell Group hereunder, except to the extent such Liabilities arise out of a Honeywell Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services or (iii) gross negligence or willful misconduct in providing the Services.

(b)     Homes Subsidiary, in its capacity as a Service Provider and on behalf of each member of its Group in its capacity as a Service Provider, shall indemnify, defend and hold harmless Honeywell and the other Honeywell Indemnitees from and against any and all Liabilities incurred by such Honeywell Indemnitee and arising out of, in connection with or by reason of any Services provided by any member of the Honeywell Group hereunder, which Liabilities result from a SpinCo Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services or (iii) gross negligence or willful misconduct in providing the Services.

Section 7.02    Indemnification by Honeywell.

(a)       Honeywell, in its capacity as a Service Recipient and on behalf of each member of its Group in its capacity as a Service Recipient, shall indemnify, defend and hold harmless Homes Subsidiary and the other SpinCo Indemnitees from and against any and all Liabilities incurred by such SpinCo Indemnitee and arising out of, in connection with or by reason of any Services provided by any member of the SpinCo Group hereunder, except to the extent such Liabilities arise out of a SpinCo Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services or (iii) gross negligence or willful misconduct in providing the Services.

(b)       Honeywell, in its capacity as a Service Provider and on behalf of each member of its Group in its capacity as a Service Provider, shall indemnify, defend and hold harmless Homes Subsidiary and the other SpinCo Indemnitees from and against any and all Liabilities incurred by such SpinCo Indemnitee and arising out of, in connection with or by reason any Services provided by any member of the Honeywell Group hereunder, which Liabilities result from a Honeywell Group member’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services or (iii) gross negligence or willful misconduct in providing the Services.

Section 7.03    Indemnification Procedures. The provisions of Section 7.05 of the Separation Agreement shall govern claims for indemnification under this Agreement, provided that, for purposes of this Section 7.03, in the event of any conflict between the provisions of Section 7.05 of the Separation Agreement and this Article VII, the provisions of this Agreement shall control.

Section 7.04    Exclusion of Other Remedies. Without limiting the rights under Section 10.09, the provisions of Sections 7.01 and 7.02 shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Honeywell Group and the SpinCo Group, as applicable, for any Liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

Section 7.05    Other Indemnification Obligations Unaffected. For avoidance of doubt, this Article VII applies solely to the specific matters and activities covered by this Agreement (and not to matters specifically covered by the Separation Agreement or the other Ancillary Agreements).

Section 7.06    Limitation on Liability.

(a)       No Service Provider, in its capacity as such, nor any member of its Group acting in the capacity of a Service Provider, nor any Indemnitee thereof, shall be liable (whether such liability is direct or indirect, in contract or tort or otherwise) to the other Party (or any of such other Party’s Indemnitees) for any Liabilities arising out of, related to or in connection with the Services or this Agreement, except to the extent that such Liabilities arise out of such Service Provider’s (or a member of its Group’s) (i) breach of this Agreement, (ii) violation of Laws in providing the Services or (iii) gross negligence or willful misconduct in providing the Services; provided that nothing in this Section 7.06 shall be deemed to limit a Service Recipient’s rights under Section 7.06(d) regarding Insurance Proceeds in respect of Third-Party Claims.

(b)      IN NO EVENT SHALL ANY SERVICE PROVIDER, IN ITS CAPACITY AS SUCH, NOR ANY MEMBER OF ITS GROUP ACTING IN THE CAPACITY OF A SERVICE PROVIDER, NOR ANY INDEMNITEE THEREOF, BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO THE SERVICE RECIPIENT (OR ANY OF ITS INDEMNITEES) FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING LOSS OF PROFITS) AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY SUCH SERVICE PROVIDER UNDER THIS AGREEMENT, EXCEPT AS MAY BE PAYABLE TO A CLAIMANT IN A THIRD-PARTY CLAIM.

(c)      EACH GROUP’S TOTAL LIABILITY, IN ITS CAPACITY AS A SERVICE PROVIDER, TO THE OTHER GROUP ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THE SERVICES OR THIS AGREEMENT FOR ALL CLAIMS SHALL NOT EXCEED IN THE AGGREGATE AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID TO IT FOR SERVICES UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT, NOTWITHSTANDING THE FOREGOING, IN THE CASE OF ANY LIABILITY TO THE OTHER PARTY ARISING OUT OF A THIRD-PARTY CLAIM, EACH GROUP’S TOTAL LIABILITY IN ITS CAPACITY AS A SERVICE PROVIDER TO THE OTHER GROUP SHALL BE INCREASED BY AN AMOUNT EQUAL TO THE AMOUNT, IF ANY, OF ANY INSURANCE PROCEEDS THAT ARE ACTUALLY RECEIVED BY SUCH SERVICE PROVIDER IN ACCORDANCE WITH SECTION 7.06(D).

(d)       If a Service Provider, in its capacity as such, or any member of its Group acting in the capacity of a Service Provider, or any Indemnitee thereof, shall be liable to the other Party for any Liability arising out of a Third-Party Claim, such Service Provider, at the request of the Indemnitee, shall use commercially reasonable efforts to pursue and recover any available Insurance Proceeds under applicable insurance policies. Promptly upon the actual receipt of any such Insurance Proceeds, such Service Provider shall pay such Insurance Proceeds to the applicable Indemnitee to the extent of the Liability arising out of the applicable Third-Party Claim. The Indemnitee shall, upon the request of such Service Provider and to the extent permitted under such Service Provider’s applicable insurance policies, promptly pay directly to such Service Provider or to such Service Provider’s insurer any reasonable costs or expenses incurred in the collection of such Indemnitee’s portion of such Insurance Proceeds (including such Indemnitee’s portion of applicable retentions or deductibles); provided, however, that in no event shall an Indemnitee’s portion of such collection costs and expenses, applicable retentions and deductibles exceed the amount of Insurance Proceeds actually received by such Indemnitee.

ARTICLE VIII

Other Covenants

Section 8.01     Attorney-in-Fact. On a case-by-case basis, the Service Recipient shall execute documents necessary to appoint the Service Provider as its attorney-in-fact for the sole purpose of executing any and all documents and instruments reasonably required to be executed in connection with the performance by the Service Provider of any Service under this Agreement.

Section 8.02    Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

ARTICLE IX

Dispute Resolution

Section 9.01    General. Except as expressly provided in this Article IX, the Parties shall resolve all disputes arising under or in connection with this Agreement (each, a “Dispute”) in accordance with the following procedures set forth in this Article IX (including, for the avoidance of doubt, any Dispute relating to payments with respect to the Services).

Section 9.02    Resolution Committee.  All Disputes will be first considered in person, by teleconference or by video conference by the Service Coordinators within five (5) business days after receipt of notice from either Party specifying the nature of the Dispute (a “Dispute Notice”). The Service Coordinators shall enter into negotiations aimed at resolving any such Dispute. If the Service Coordinators are unable to reach a resolution with respect to the Dispute within ten (10) business days after receipt of notice of the Dispute, the Dispute shall be referred to a Resolution Committee comprised of specified transition leaders (the “Resolution Committee”) from Honeywell and Homes Subsidiary. On or prior to the Distribution Date, each Party shall provide the other Party with the name and relevant contact information for its respective initial Resolution Committee member, and either Party may replace its Resolution Committee members at any time with other persons of similar seniority by providing written notice in accordance with Section 10.12. The Resolution Committee will meet (by telephone or in person) during the next ten (10) business days and attempt to resolve the Dispute. In the event that the Resolution Committee is unable to reach a resolution with respect to the Dispute within ten (10) business days of the referral of the matter to the Resolution Committee, then the Dispute shall be referred to a senior executive of each Party in accordance with Section 9.03 and the Parties shall retain all rights with respect to remedies hereunder.

Section 9.03    Senior Executive Referral. If no resolution is reached with respect to any Dispute in accordance with Section 9.02, then a senior executive of each Party shall, in good faith, attempt to resolve any such Dispute within the following thirty (30) days of the referral of the matter to the senior executives. If no resolution is reached with respect to any such Dispute in accordance with the procedures contained in Section 9.02 and this Section 9.03, then the Parties may seek to resolve such matter in accordance with Section 10.07, Section 10.08 and Section 10.09.

Section 9.04    Court-Ordered Interim Relief.      In accordance with this Section 9.04 and Section 10.08, at any time after giving notice of a Dispute, each Party shall be entitled to interim measures of protection duly granted by a court of competent jurisdiction: (1) to preserve the status quo pending resolution of the dispute; (2) to prevent the destruction or loss of documents and other information or things relating to the dispute; or (3) to prevent the transfer, disposition or hiding of assets. Any such interim measure (or a request therefor to a court of competent jurisdiction) shall not be deemed incompatible with the provisions of Section 10.07 and Section 10.08. Until such Dispute is resolved in accordance with this Article IX or final judgment is rendered in accordance with Section 10.07 and Section 10.08, each Party agrees that such Party shall continue to perform its obligations under this Agreement and that such obligations shall not be subject to any defense or set-off, counterclaim, recoupment or termination.

ARTICLE X

Miscellaneous

Section 10.01    Title to Equipment; Title to Data.

(a)      Except as otherwise expressly provided herein, each of Homes Subsidiary and Honeywell acknowledges that all procedures, methods, systems, strategies, tools, equipment, facilities and other resources used by any Service Provider in connection with the provision of Services shall remain the property of such Service Provider and shall at all times be under the sole direction and control of such Service Provider.

(b)    Each of Homes Subsidiary and Honeywell acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, or the licenses therefor that are owned by the other Party or its Affiliates, Subsidiaries or divisions, by reason of the provision of the Services hereunder, except as expressly provided in Section 4.02.

Section 10.02    Force Majeure. In case performance of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of or related to compliance with any Law or requirement of any national securities exchange, or because of riot, war, public disturbance, strike, labor dispute, fire, explosion, storm, flood, earthquake, pandemic, shortage of necessary equipment, materials or labor, or restrictions thereon or limitations upon the use thereof, delays in transportation, act of God or act of terrorism, in each case, that is not within the control of the Party whose performance is interfered with and which, by the exercise of reasonable diligence, such Party is unable to prevent, or for any other reason which is not within the control of such Party whose performance is interfered with and which, by the exercise of reasonable diligence, such Party is unable to prevent (each, a “Force Majeure Event”), then, upon prompt written notice stating the date and extent of such interference and the cause thereof by such Party to the other Party, such Party shall be excused from its obligations hereunder during the period such Force Majeure Event or its effects continue, and no liability shall attach against either Party on account thereof; provided, however, that the Party whose performance is interfered with promptly resumes the required performance upon the cessation of the Force Majeure Event or its effects. No Party shall be excused from performance if such Party fails to use commercially reasonable efforts to remedy the situation and remove the cause and effects of the Force Majeure Event.

Section 10.03    Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

Section 10.04    Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating a relationship of principal and agent, partnership or joint venture between the Parties, between Service Providers and Service Recipients or with any individual providing Services, it being understood and agreed that no provision contained herein, and no act of any Party or members of their respective Groups, shall be deemed to create any relationship between the Parties or members of their respective Groups other than the relationship set forth herein. Each Party and each Service Provider shall act under this Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates.

Section 10.05    Confidentiality. Each Party hereby acknowledges that confidential Information of such Party or members of its Group may be exposed to employees and agents of the other Party or its Group who have a need to know such confidential Information as a result of, or in connection with, the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Affiliates, that such Party’s obligation (and the obligation of members of its Group) to use and keep confidential such Information of the other Party or its Group shall be governed by Sections 8.01(c) and 8.09 of the Separation Agreement.

Section 10.06    Counterparts; Entire Agreement.

(a)    This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and scanned and exchanged by electronic mail, and such facsimile or PDF signature or scanned and exchanged copies shall constitute an original for all purposes.

(b)    This Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

Section 10.07    Governing Law; Jurisdiction. Any disputes arising out of or relating to this Agreement, including, without limitation, to its execution, performance, or enforcement, shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of any state or federal court sitting in New York City in the State of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Affiliates, successors and assigns under or related to this Agreement or any of the transactions contemplated hereby, including, without limitation, to their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Parties hereby agrees that it shall not assert and shall hereby waive any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Each Party agrees that a final judgment in any legal proceeding resolved in accordance with Article IX, this Section 10.07, Section 10.08 and Section 10.09 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 10.08    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING, WITHOUT LIMITATION, THEIR EXECUTION, PERFORMANCE OR ENFORCEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.

Section 10.09    Specific Performance. Subject to Article IX, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 10.10    Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without prior written consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee or successor-in-interest expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment, assumption or succession to the non-assigning Party. No assignment permitted by this Section 10.10 shall release the assigning Party from liability for the full performance of its obligations under this Agreement. Nothing in this Section 10.10 shall affect or impair a Service Provider’s ability to delegate any or all of its obligations under this Agreement to one or more Affiliates or Sub-Contractors pursuant to Section 2.01(e).

Section 10.11    Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Honeywell Indemnitee or SpinCo Indemnitee in his, her or its respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 10.12    Notices. All notices or other communications under this Agreement shall be in writing and shall be provided in the manner set forth in the Separation Agreement.

Section 10.13    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 10.14    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.15    Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 10.16    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

Section 10.17    Interpretation. The rules of interpretation set forth in Section 12.17 of the Separation Agreement are incorporated by reference into this Agreement, mutatis mutandis.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HONEYWELL INTERNATIONAL INC.

By:	/s/ Richard Kent
Name: Richard Kent
Title: Vice President, Deputy General Counsel, Finance and Assistant Secretary

ADEMCO INC.

By:	/s/ Jacqueline W. Katzel
Name: Jacqueline W. Katzel
Title: President